Press Release #201619	FOR IMMEDIATE RELEASE	August 16, 2016

Enertopia Signs Exclusive International Lithium Technology Deal

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has signed an agreement with Genesis Water Technologies, Inc. (“GWT”) in revolutionizing Lithium processing technology that could change the current footprint in the Lithium brine industry.

Enertopia has signed a binding Letter of Intent (“LOI”) for exclusive worldwide rights for recovering Lithium from brine solutions. Upon signing the LOI Enertopia issued 250,000 common shares to GWT. This will then be followed by the Definitive Agreement to close on or before September 15, 2016.

Upon closing the Definitive Agreement GWT and Enertopia will start the bench testing of brine samples for confirming the feasibility study previously announced on June 28, 2016. It is currently believed that using GWT’s patent pending recovery technology that Lithium can be recovered at a cost and environmental footprint that are both significantly smaller than today’s current industry standards.

Key points of the Exclusive LOI are:

•	Enertopia issued 250,000 shares to GWT on signing the LOI.
•	Definitive agreement is expected to close on or before September 15, 2016
•	Bench test to start and finish before the end of the 4th quarter 2016
•	Upon successful independent 3rd party lab testing of the bench test results, Construction of 50 gpm pilot facility in 2017
•	Upon successful pilot testing in 2017, start commercial construction with commercial production anticipated for 2018.
•

GWT has granted Enertopia a worldwide exclusive right to the usage of GWT’s patent pending technology in return for 10 per cent of net sales royalty payments for battery grade Lithium Carbonate Li2CO3 produced.

•	In order to maintain its exclusive global right, Enertopia will need to make the following minimal payments to GWT on the anniversary of signing the definitive agreement:
o	For 2017, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $50,000;
o	For 2018, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $150,000;
o	For 2019, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $200,000;
o	For 2020 to 2023, the greater of 10 per cent of Enertopia net Lithium Carbonate Li2CO3 sales from brine sources or $200,000 per annum.
o	Right of first refusal to renew exclusive worldwide rights after 7 years

For the 2017 payment, Enertopia shall have the option to satisfy this payment through the issuance of treasury units (each, "Unit"), with each Unit consisting of one common share of Enertopia and one common share purchase warrant of Enertopia (each, "Warrant"), with each Warrant being exercisable for a period of 36 months from issuance at a price 1.5 times above the minimum unit pricing allowed by applicable stock exchange policies at such time and based on the previous 10 day volume weighted average pricing on the Canadian Stock Exchange ("CSE").

“Genesis Water Technologies looks forward to the final results of our bench testing program and advancing to the pilot and full commercial production stage with Enertopia,” Stated Nick Nicholas of Genesis Water Technologies Inc.

“Enertopia is excited with the success of the first phase analysis and entering into the LOI for the exclusive use of the patent pending technology. We are looking forward to concluding the Definitive Agreement and moving forward to the bench test results expected in the fourth quarter of 2016. Enertopia looks forward to the second phase exploration work at our three Nevada Lithium brine projects and continuing due diligence in the mineral sector. Modern technology is revolutionizing ways and providing a better way to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

About Genesis Water Technologies:
Genesis Water Technologies, Inc. is a USA based manufacturer of advanced, innovative and sustainable treatment solutions for applications in process water, drinking water, water reuse and waste water for the energy, agriculture processing, industrial, municipal infrastructure, and building/hotel sectors. For additional information, please visit genesiswatertech.com

About Enertopia Corp:
Enertopia is exploring a portfolio of three prospective lithium projects in Nevada, and concurrently working with water purification technology that is believed able to recover Lithium from brine solutions.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining or technology projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the patent pending mobile brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release